AMENDED SCHEDULE A
                                     TO THE
                             INVESTMENT ADVISORY AND
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                         HERITAGE ASSET MANAGEMENT, INC.
                                       AND
                              HERITAGE SERIES TRUST


      As compensation pursuant to section 7 of the Investment Advisory and Administrative Agreement between Heritage Asset Management, Inc. (the "Manager") and Heritage Series Trust (the "Trust"), the Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

            For the Heritage Aggressive Growth Fund and Small Cap Stock Fund:

            Average Daily                         Advisory Fee as % of
             Net Assets                         Average Daily Net Assets
            -------------                       ------------------------

            Up to and including $50 million           1.00%
            In excess of $50 million                   .75%

            For the Heritage Growth Equity Fund, Mid Cap Growth Fund and Value
             Equity Fund:

            Average Daily                         Advisory Fee as % of
             Net Assets                         Average Daily Net Assets
            -------------                       ------------------------

            All                                   .75%

            For the Heritage Information Technology Fund:

            Average Daily                         Advisory Fee as % of
             Net Assets                         Average Daily Net Assets
            -------------                       ------------------------

            Up to and including $100 million          1.00%

            In excess of $100 million                  .75%



Dated:      March 29, 1993, as last amended on ________, 1999